Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Names New Chief Sales Officer

Cambridge, Mass., October 15, 2012 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that Mike Morhardt will be joining the company as chief sales officer.

Morhardt has 20 years of experience leading sales organizations in the information services business. He was most recently managing director for the Gerson Lehrman Group. Before that, he spent 14 years at Gartner, where he headed the company’s Americas sales organization and worldwide event sales team.

“Mike has demonstrated the ability to build high-performing, cost-effective sales organizations marked by their accountability and operational excellence,” said George F. Colony, Forrester’s chairman and chief executive officer. “He is a seasoned and disciplined executive and an influential process improvement leader who has expertise in systems upgrades, training and onboarding, and packaging and pricing.”

“I have tremendous respect for the Forrester brand, and I look forward to working with the management team to make an immediate impact on the organization,” said Morhardt.

Morhardt starts in his new position on November 12, 2012.

About Forrester Research

Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 17 roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 29 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

Contact:

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

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